Kulicke & Soffa Appoints Gregory F. Milzcik to its Board of Directors

Singapore - October 9, 2013 - Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) (“Kulicke & Soffa”, “K&S” or the “Company”) today announced the appointment of Gregory F. Milzcik to its Board of Directors and Management Development & Compensation Committee.

For the past 14 years Mr. Milzcik was an executive of Barnes Group Inc. (NYSE: B), an international aerospace and industrial manufacturer and service provider, serving a wide range of end markets and customers. Mr. Milzcik served as President and Chief Executive from 2006 until his retirement earlier this year. During his tenure at Barnes Group he also served as Chief Operating Officer and President of the aerospace and industrial segments. Over the past 35 years Mr. Milzcik’s career includes executive, operations and technical positions at leading Aerospace and Industrial companies including Lockheed Martin, General Electric, Chromally Gas Turbine Corp and AAR Corp. He currently serves as a director of IDEX Corporation (NYSE: IEX) and is a Board Leadership Fellow with the National Association of Corporate Directors (NACD).
Mr. Milzcik received a bachelor of science degree in applied science and technology from Thomas Edison State College. After completing graduate programs at Cambridge College and Harvard University he earned a doctorate from Case Western Reserve University, with research focusing on management systems in cyclical markets.

MacDonell Roehm, Chairman of the K&S Board of Directors, said, “Greg is an excellent addition to our Board of Directors. His background and experience will contribute to the ongoing diversification of our Board’s expertise and end market insight.”

Mr. Milzcik said, “I am excited to join the K&S Board of Directors.  This is a unique opportunity to leverage my extensive international background in a market with challenges and strategic opportunities, similar to those in the aerospace and industrial manufacturing industries.  With its rich history of innovation, market leadership, and resources, K&S has an excellent track record, strong global brand and great potential for ongoing value creation.”

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor and LED assembly equipment.  As a pioneer in this industry, K&S has provided customers with market leading packaging solutions for decades.  In recent years, K&S has expanded its product offerings through strategic acquisitions, adding wedge bonding and a broader range of expendable tools to its core ball bonding products.  Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor and LED devices. (www.kns.com)

Contacts:

Kulicke & Soffa
Joseph Elgindy
Investor Relations & Strategic Planning
P: +1-215-784-7518
F: +1-215-784-6180
jelgindy@kns.com

Global IR Partners
David Pasquale
P: +1-914-337-8801
klic@globalirpartners.com